EXHIBIT 99.1

RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Richard S. Jablonski, VP, CFO

Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports Second Quarter 2012 Results

Irving, Texas, August 9, 2012 - RBC Life Sciences, Inc. (OTCQB: RBCL) (the “Company), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $6.5 million for the quarter ended June 30, 2012, compared to $7.5 million for the second quarter of 2011. For the quarter, the Company reported net earnings of $23,120, or $0.00 per share, compared to net earnings of $17,030, or $0.00 per share, for the same quarter in 2011.

“In the second quarter of 2012, we maintained our profitability by eliminating unprofitable promotional activities that were implemented in 2011,” said RBC Life Sciences CEO, Clinton H. Howard. “We continue to be encouraged by the sales of our new largest selling dietary supplement product, Stem-KineTM, and by the growth experienced in the Taiwan market which we opened last year. Stem-Kine recently received approval in Taiwan and sales began in late June under the brand name 'SK Plus'.”

Stem-Kine is a unique dietary supplement that has been shown in two published human clinical studies to nutritionally support bone marrow and other stem-cell-producing tissues, enabling them to increase their production of stem cells. Stem cells form the natural repair and renewal system of the body.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended June 30,
	2,012	2,011
Net sales	$6,549	$7,494
Gross profit	3,455	3,985
Operating profit (loss)	76	57
Earnings (loss) before income taxes	44	22
Provision (benefit) for income taxes	21	5
Net earnings (loss)	23	17

Earnings (loss) per share - basic	$—	$—
Earnings (loss) per share - diluted	—	—

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,272	22,548

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2,012	2,011
Assets
Cash and cash equivalents	$3,164	$3,859
Inventories	6,442	6,449
Other current assets	2,354	1,669
Total current assets	11,960	11,977
Other assets	6,643	6,849
Total assets	$18,603	$18,826

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,202	$3,237
Deferred revenue	2,969	2,990
Other current liabilities	189	182
Total current liabilities	6,360	6,409
Other liabilities	2,419	2,554
Shareholders' equity	9,824	9,863
Total liabilities and shareholders' equity	$18,603	$18,826